Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2008 related to the financial statements of Sonus Networks, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006, as discussed in Note 2) and of our report dated March 5, 2008 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 31, 2008